Exhibit 99.1

Investor Relations:

Jess Lubert

Juniper Networks

(408) 936-3734

jlubert@juniper.net

Media Relations:

Leslie Moore

Juniper Networks

(408) 936-5767

llmoore@juniper.net

JUNIPER NETWORKS REPORTS PRELIMINARY FOURTH QUARTER AND FISCAL YEAR 2017

FINANCIAL RESULTS

SUNNYVALE, Calif., January 30, 2018 - Juniper Networks (NYSE: JNPR), an industry leader in automated, scalable and secure networks, today reported preliminary financial results for the three months and twelve months ended December 31, 2017 and provided its outlook for the three months ending March 31, 2018.

Fourth Quarter 2017 Financial Performance

Net revenues were $1,239.5 million, a decrease of 11% year-over-year and 1% sequentially.

GAAP operating margin was 16.4%, a decrease from 20.7% in the fourth quarter of 2016, and a decrease from 18.4% in the third quarter of 2017.

Non-GAAP operating margin was 22.7%, a decrease from 26.5% in the fourth quarter of 2016, and a decrease from 23.5% in the third quarter of 2017.

GAAP net loss was $148.1 million, a decrease of 178% year-over-year and 189% sequentially, resulting in diluted loss per share of $0.40. GAAP net loss was primarily due to the Tax Cuts and Jobs Act, which resulted in an estimated $289.5 million of tax expense.

Non-GAAP net income was $199.4 million, a decrease of 22% year-over-year and 6% sequentially, resulting in diluted earnings per share of $0.53.

Full Year 2017 Financial Performance

Net revenues were $5,027.2 million, an increase of 1% year-over-year.

GAAP operating margin was 16.9%, a decrease from 17.8% in fiscal year 2016.

Non-GAAP operating margin was 22.8%, a decrease from 23.4% in fiscal year 2016.

GAAP net income was $306.2 million, a decrease of 48% year-over-year, resulting in diluted earnings per share of $0.80, a decrease of 48% year-over-year. The change in GAAP net income was primarily due to the Tax Cuts and Jobs Act, which resulted in an estimated $289.5 million of tax expense.

Non-GAAP net income was $809.0 million, flat year-over-year, resulting in diluted earnings per share of $2.11, an increase of 1% year-over-year.

The reconciliation between GAAP and non-GAAP results of operations is provided in a table immediately following the Preliminary Net Revenues by Geographic Region table below.

“We continue to lead the way in helping our customers build more automated, cost efficient, scalable networks,” said Rami Rahim, chief executive officer, Juniper Networks. “We believe strongly that we have the right product portfolio in place to win in this dynamic market.”

Balance Sheet and Other Financial Results

Total cash, cash equivalents, and investments as of December 31, 2017 were $4,021.0 million, compared to $3,657.3 million as of December 31, 2016, and $4,199.3 million as of September 30, 2017.

Net cash flows provided by operations for the fourth quarter of 2017 was $214.2 million, compared to $335.9 million in the fourth quarter of 2016, and $201.9 million in the third quarter of 2017.

Days sales outstanding in accounts receivable, or “DSO,” was 62 days in the fourth quarter of 2017, compared to 68 days in the fourth quarter of 2016, and 52 days in the third quarter of 2017.

Capital expenditures were $53.6 million and depreciation and amortization expense was $55.0 million during the fourth quarter of 2017.

The Company today announced an expansion of its capital return plan. Juniper’s Board of Directors has approved a new $2 billion buyback authorization, and declared a quarterly cash dividend of $0.18 per share to be paid on March 22, 2018 to shareholders of record as of the close of business on March 1, 2018. Additional details can be found in the press release issued today at http://investor.juniper.net/investor-relations/default.aspx.

Outlook

These metrics are provided on a non-GAAP basis, except for revenue and share count. Earnings per share is on a fully diluted basis. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.

The first quarter revenue outlook reflects ongoing deployment delays as Juniper expects its large cloud customers to continue their architectural transition, which is expected to result in below normal seasonality. The Company remains confident in its competitive position and strong relationship with these strategic customers.

Beyond the first quarter, Juniper expects revenue to grow on a sequential basis and return to year-on-year growth by the end of the year.

The Company expects gross margins for the quarter to remain under pressure, due to lower volume and product mix, resulting from the architectural shifts discussed above. The Company expects full year margins to improve directionally from Q1’18 levels.

Juniper expects to manage operating expenses prudently and to increase operational efficiencies, both in the first quarter and throughout the year.

As a result of the Tax Cuts and Jobs Act, the Company plans to repatriate approximately $3 billion. Juniper expects the new territorial tax system to provide lower cost access to nearly all global free cash flow on an ongoing basis. The Company intends to use the repatriated cash to invest in its business, support value-enhancing M&A, and fund its return of capital to shareholders.

Juniper’s guidance for the quarter ending March 31, 2018 is as follows:

•	Revenues will be approximately $1,050 million, plus or minus $30 million.

•	Non-GAAP gross margin will be approximately 58.0%, plus or minus 1.0%.

•	Non-GAAP operating expenses will be approximately $485 million, plus or minus $5 million.

•	Non-GAAP operating margin will be approximately 12.0% at the midpoint of revenue guidance.

•	Non-GAAP tax rate will be approximately 21.0%.

•	Non-GAAP net income per share will be approximately $0.25, plus or minus $0.03. This assumes a share count of approximately 360 million.

The guidance above is provided under ASC 605. Juniper will adopt ASC 606 for Q1’18 and intends to provide a ASC 606 to 605 reconciliation when it reports Q1 results.

All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets, share-based compensation expenses, acquisition-related charges, restructuring charges, impairment charges, litigation settlement and resolution charges, supplier component remediation charges and recoveries, gain or loss on equity investments, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of any future acquisitions, divestitures, or joint ventures that may occur in the period. Juniper is unable to provide a reconciliation of non-GAAP guidance measures to corresponding U.S. generally accepted accounting principles or GAAP measures on a forward-looking basis without unreasonable effort due to the overall high variability and low visibility of most of the foregoing items that have been excluded. For example, share-based compensation expense is impacted by the Company’s future hiring needs, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically and may continue to vary significantly from quarter to quarter.

Fourth Quarter and Fiscal Year 2017 Financial Commentary Available Online

A CFO Commentary reviewing the Company’s fourth quarter and fiscal year 2017 financial results, as well as first quarter 2018 financial outlook will be furnished to the SEC on Form 8-K and published on the Company’s website at http://investor.juniper.net. Analysts and investors are encouraged to review this commentary prior to participating in the conference call webcast.

Conference Call Webcast

Juniper Networks will host a conference call webcast today, January 30, 2018, at 2:00 pm PT, to be broadcast live over the Internet at http://investor.juniper.net. To participate via telephone in the US, the toll free dial-in number is 1-877-407-8033. Outside the US, dial +1-201-689-8033. Please call 10 minutes prior to the scheduled conference call time. The webcast replay will be archived on the Juniper Networks website.

About Juniper Networks

Juniper Networks (NYSE: JNPR) challenges the status quo with products, solutions and services that transform the economics of networking. Our team co-innovates with our customers and partners to deliver automated, scalable and secure networks with agility, performance and value. Additional information can be found at Juniper Networks (www.juniper.net) or connect with Juniper on Twitter and Facebook.

Investors and others should note that the Company announces material financial and operational information to its investors using its Investor Relations website, press releases, SEC filings and public conference calls and webcasts. The Company also intends to use the Twitter account @JuniperNetworks and the Company’s blogs as a means of disclosing information about the Company and for complying with its disclosure obligations under Regulation FD. The social media channels that the Company intends to use as a means of disclosing information described above may be updated from time to time as listed on the Company’s Investor Relations website.

Juniper Networks, the Juniper Networks logo, Juniper, and Junos are registered trademarks of Juniper Networks, Inc. and/or its affiliates in the United States and other countries. Other names may be trademarks of their respective owners.

Safe Harbor

Statements in this release concerning Juniper Networks’ business outlook, economic and market outlook, including pricing pressure and product mix; our future financial and operating results; expectations with respect to our market trends; the impact of architectural transitions of cloud providers on our business; our plans to repatriate offshore cash and potential future uses of such cash; our expectations around lower cost access to our global free cash; the impact of the Tax Cuts and Jobs Act on our business; execution of our capital return program; our future strategy; the strength of our product portfolio; our ability to expand business opportunities; our expectations around obtaining revenue and margin growth; our cost management and operating expense discipline; and our overall future prospects are forward-looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending by our customers and spending by communication service providers and major customers, including Cloud providers; the network capacity requirements of our customers and, in particular, cloud and communication service providers; contractual terms that may result in the deferral of revenue; increases in and the effect of competition; the timing of orders and their fulfillment; manufacturing and supply chain constraints, changes or disruptions; availability of key product components; ability to establish and maintain relationships with distributors, resellers and other partners; variations in the expected mix of products sold; changes in customer mix; changes in geography mix; customer and industry analyst perceptions of Juniper Networks and its technology, products and future prospects; delays in scheduled product availability; market acceptance of Juniper Networks products and services; rapid technological and market change; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; the ability to successfully acquire, integrate and manage businesses and technologies; product defects, returns or vulnerabilities; the ability to recruit and retain key personnel; significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the Tax Cuts and Jobs Act; currency fluctuations; litigation settlements and resolutions; the potential impact of activities related to the execution of capital return, restructurings and product rationalization; and other factors listed in Juniper Networks’ most recent report on Form 10-Q or 10-K filed with the Securities and Exchange Commission. Note that our estimates as to tax rate and the impact of the Tax Cuts and Jobs Act on our business are based on current tax law, including current interpretations of the Tax Cuts and Jobs Act, and could be affected by changing interpretations of the Act, as well as additional legislation and guidance around the Act. All statements made in this press release are made only as of the date set forth at the beginning of this release. Juniper Networks undertakes no obligation to update the information made in this release in the event facts or circumstances subsequently change after the date of this press release.

Use of Non-GAAP Financial Information

Juniper Networks believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations. For further information regarding why Juniper Networks believes that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the “Discussion of Non-GAAP Financial Measures” section of this press release. The following tables and reconciliations can also be found on our Investor Relations website at http://investor.juniper.net.

Juniper Networks, Inc.

Preliminary Condensed Consolidated Statements of Operations

(in millions, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net revenues:
Product	$830.4	$985.6	$3,446.2	$3,528.9
Service	409.1	400.0	1,581.0	1,461.2

Total net revenues	1,239.5	1,385.6	5,027.2	4,990.1
Cost of revenues:
Product	334.5	370.4	1,360.9	1,326.2
Service	153.8	157.5	594.2	559.4

Total cost of revenues	488.3	527.9	1,955.1	1,885.6

Gross margin	751.2	857.7	3,072.1	3,104.5
Operating expenses:
Research and development	227.9	263.0	980.7	1,013.7
Sales and marketing	233.6	254.5	950.2	972.9
General and administrative	50.8	52.9	227.5	224.9
Restructuring charges	36.2	0.1	65.6	3.3

Total operating expenses	548.5	570.5	2,224.0	2,214.8

Operating income	202.7	287.2	848.1	889.7
Other expense, net	(2.5)	(15.1)	(36.3)	(62.3)

Income before income taxes	200.2	272.1	811.8	827.4
Income tax provision	348.3	83.2	505.6	234.7

Net (loss) income	$(148.1)	$188.9	$306.2	$592.7

Net (loss) income per share:
Basic	$(0.40)	$0.50	$0.81	$1.55

Diluted	$(0.40)	$0.49	$0.80	$1.53

Shares used in computing net (loss) income per share:
Basic	371.5	379.9	377.7	381.7

Diluted	371.5	385.6	384.2	387.8

Cash dividends declared per common stock	$0.10	$0.10	$0.40	$0.40

Juniper Networks, Inc.

Preliminary Net Revenues by Product and Service

(in millions)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Routing	$509.6	$653.9	$2,189.5	$2,352.9
Switching	233.2	250.8	963.4	858.0
Security	87.6	80.9	293.3	318.0

Total product	830.4	985.6	3,446.2	3,528.9
Total service	409.1	400.0	1,581.0	1,461.2

Total	$1,239.5	$1,385.6	$5,027.2	$4,990.1

Juniper Networks, Inc.

Preliminary Net Revenues by Vertical

(in millions)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Cloud	$258.8	$410.8	$1,314.9	$1,322.3
Telecom/Cable	607.9	636.2	2,315.7	2,324.7
Strategic Enterprise	372.8	338.6	1,396.6	1,343.1

Total	$1,239.5	$1,385.6	$5,027.2	$4,990.1

Juniper Networks, Inc.

Preliminary Net Revenues by Geographic Region

(in millions)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Americas	$705.6	$875.6	$2,947.2	$2,968.8
Europe, Middle East, and Africa	324.5	314.6	1,195.8	1,238.1
Asia Pacific	209.4	195.4	884.2	783.2

Total	$1,239.5	$1,385.6	$5,027.2	$4,990.1

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

		Three Months Ended			Twelve Months Ended
		December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
GAAP operating income		$202.7	$230.9	$287.2	$848.1	$889.7
GAAP operating margin		16.4%	18.4%	20.7%	16.9%	17.8%
Share-based compensation expense	C	36.4	45.0	63.8	187.5	226.8
Share-based payroll tax expense	C	0.2	0.3	0.3	6.6	5.8
Amortization of purchased intangible assets	A	4.9	4.1	3.3	17.5	16.2
Restructuring charges	B	36.2	2.0	0.1	65.6	3.3
Acquisition-related and other charges	A	0.4	1.4	1.1	2.1	14.5
Litigation settlement charges	B	—	13.2	—	13.2	—
Supplier component remediation (recovery) charges	B	—	(1.0)	10.8	6.1	10.8

Non-GAAP operating income		$280.8	$295.9	$366.6	$1,146.7	$1,167.1
Non-GAAP operating margin		22.7%	23.5%	26.5%	22.8%	23.4%

GAAP net (loss) income		$(148.1)	$165.7	$188.9	$306.2	$592.7
Share-based compensation expense	C	36.4	45.0	63.8	187.5	226.8
Share-based payroll tax expense	C	0.2	0.3	0.3	6.6	5.8
Amortization of purchased intangible assets	A	4.9	4.1	3.3	17.5	16.2
Restructuring charges	B	36.2	2.0	0.1	65.6	3.3
Acquisition-related and other charges	A	0.4	1.4	1.1	2.1	11.8
Litigation settlement charges	B	—	13.2	—	13.2	—
Supplier component remediation (recovery) charges	B	—	(1.0)	10.8	6.1	10.8
(Gain) loss on equity investments	B	(7.8)	(3.6)	1.6	(11.4)	3.7
Estimated tax expense from income tax reform	B	289.5	—	—	289.5	—
Income tax effect of non-GAAP exclusions	B	(12.3)	(16.0)	(15.6)	(73.9)	(61.0)

Non-GAAP net income		$199.4	$211.1	$254.3	$809.0	$810.1

GAAP diluted net (loss) income per share		$(0.40)	$0.43	$0.49	$0.80	$1.53

Non-GAAP diluted net income per share	D	$0.53	$0.55	$0.66	$2.11	$2.09

Shares used in computing GAAP diluted net (loss) income per share		371.5	382.7	385.6	384.2	387.8

Shares used in computing Non-GAAP diluted net income per share		376.6	382.7	385.6	384.2	387.8

Discussion of Non-GAAP Financial Measures

This press release, including the tables above, includes the following non-GAAP financial measures derived from our Preliminary Condensed Consolidated Statements of Operations: operating income; operating margin; net income; and diluted net income per share. These measures are not presented in accordance with, nor are they a substitute for GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in the table above should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, certain of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures presented above to be helpful in assessing the performance of the continuing operation of our business. By continuing operation, we mean the ongoing revenue and expenses of the business, excluding certain items that render comparisons with prior periods or analysis of on-going operating trends more difficult, such as expenses not directly related to the actual cash costs of development, sale, delivery or support of our products and services, or expenses that are reflected in periods unrelated to when the actual amounts were incurred or paid. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. In addition, we have historically reported non-GAAP results to the investment community and believe that continuing to provide non-GAAP measures provides investors with a tool for comparing results over time. In assessing the overall health of our business for the periods covered by the table above and, in particular, in evaluating the financial line items presented in the table above, we have excluded items in the following three general categories, each of which are described below: Acquisition-Related Charges, Other Items, and Share-Based Compensation Related Items. We also provide additional detail below regarding the shares used to calculate our non-GAAP net income per share. Notes identified for line items in the table above correspond to the appropriate note description below. With respect to the items excluded from our forward-looking non-GAAP measures and reconciliation of such measures, please see the “Outlook” section above.

Note A: Acquisition-Related Charges. We exclude certain expense items resulting from acquisitions including amortization of purchased intangible assets associated with our acquisitions. The amortization of purchased intangible assets associated with our acquisitions results in our recording expenses in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. Moreover, had we internally developed the products acquired, the amortization of intangible assets, and the expenses of uncompleted research and development would have been expensed in prior periods. Accordingly, we analyze the performance of our operations in each period without regard to such expenses. In addition, acquisitions result in non-continuing operating expenses, which would not otherwise have been incurred by us in the normal course of our business operations. We believe that providing non-GAAP information for acquisition-related expense items in addition to the corresponding GAAP information allows the users of our financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to less acquisitive peer companies.

Note B: Other Items. We exclude certain other items that are the result of either unique or unplanned events, including the following, when applicable: (i) restructuring charges; (ii) litigation settlement charges; (iii) supplier component remediation recovery or charges; (iv) gain or loss on equity investments; (v) significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform; (vi) the income tax effect on our financial statements of excluding items related to our non-GAAP financial measures. It is difficult to estimate the amount or timing of these items in advance. Although these events are reflected in our GAAP financial statements, these unique transactions may limit the comparability of our on-going operations with prior and future periods. Restructuring charges result from events that arise from unforeseen circumstances, which often occur outside of the ordinary course of continuing operations. These expenses do not accurately reflect the underlying performance of our continuing business operations for the period in which they are incurred. In the case of legal settlements, these gains or losses are recorded in the period in which the matter is concluded or resolved even though the subject matter of the underlying dispute may relate to multiple or different periods. As such, we believe that these expenses do not accurately reflect the underlying performance of our continuing operations for the period in which they are incurred. Additionally, supplier component remediation recovery and charges are directly related to an event that is distinct and does not reflect normal business operations. Whether we realize gains or losses on equity investments is based primarily on the performance and market value of those independent companies. Accordingly, we believe that these gains and losses do not reflect the underlying performance of our continuing operations. Additionally, the impact of certain income tax reform, including the revaluation of our deferred tax assets and liabilities and the deemed repatriation of accumulated foreign earnings, are unique events that occur in periods that are generally unrelated to the level of business activity to which such tax reform or legislation applies. We believe this limits comparability with prior periods and that these expenses do not accurately reflect the underlying performance of our continuing business operations for the period in which they are incurred. We also believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the on-going performance and future liquidity of our business. Because of these factors, we assess our operating performance with these amounts both included and excluded, and by providing this information, we believe the users of our financial statements are better able to understand the financial results of what we consider our continuing operations.

Note C: Share-Based Compensation Related Items. We provide non-GAAP information relative to our expense for share-based compensation and related payroll tax. Due to the varying available valuation methodologies, subjective assumptions and the variety of award types, which affect the calculations of share-based compensation, we believe that the exclusion of share-based compensation and related payroll tax allows for more accurate comparisons of our operating results to our peer companies and is useful to investors to understand the impact of share-based compensation to our results of operations. Further, expense associated with granting share-based awards does not reflect any cash expenditures by the company as no cash is expended.

Note D: Non-GAAP Net Income Per Share Items. We provide diluted non-GAAP net income per share. The diluted non-GAAP net income per share includes additional dilution from potential issuance of common stock, except when such issuances would be anti-dilutive.

Juniper Networks, Inc.

Preliminary Condensed Consolidated Balance Sheets

(in millions)

(unaudited)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$2,006.5	$1,833.2
Short-term investments	1,026.1	752.3
Accounts receivable, net of allowances	852.0	1,054.1
Prepaid expenses and other current assets	299.9	332.3

Total current assets	4,184.5	3,971.9
Property and equipment, net	1,021.1	1,063.8
Long-term investments	988.4	1,071.8
Restricted cash and investments	36.1	99.9
Purchased intangible assets, net	128.1	130.2
Goodwill	3,096.2	3,081.7
Other long-term assets	379.4	237.2

Total assets	$9,833.8	$9,656.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$217.6	$221.0
Accrued compensation	186.0	233.6
Deferred revenue	1,030.3	1,032.0
Other accrued liabilities	304.3	249.3

Total current liabilities	1,738.2	1,735.9
Long-term debt	2,136.3	2,133.7
Long-term deferred revenue	509.0	449.1
Long-term income taxes payable	650.6	209.2
Other long-term liabilities	118.8	166.1

Total liabilities	5,152.9	4,694.0
Total stockholders’ equity	4,680.9	4,962.5

Total liabilities and stockholders’ equity	$9,833.8	$9,656.5

Juniper Networks, Inc.

Preliminary Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Twelve Months Ended December 31,
	2017	2016(*)
Cash flows from operating activities:
Net income	$306.2	$592.7
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	187.5	224.6
Depreciation, amortization, and accretion	225.6	206.7
Deferred income taxes	(139.6)	55.9
(Gain) loss on investments and other, net	(14.5)	3.5
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	203.8	(263.5)
Prepaid expenses and other assets	43.0	(43.6)
Accounts payable	(10.1)	66.6
Accrued compensation	(42.8)	(21.1)
Income taxes payable	447.3	3.1
Other accrued liabilities	(1.3)	(19.4)
Deferred revenue	55.0	301.7

Net cash provided by operating activities	1,260.1	1,107.2

Cash flows from investing activities:
Purchases of property and equipment	(151.2)	(214.7)
Purchases of available-for-sale investments	(1,882.9)	(1,598.0)
Proceeds from sales of available-for-sale investments	944.0	1,182.1
Proceeds from maturities and redemptions of available-for-sale investments	741.6	342.3
Purchases of trading investments	(4.6)	(4.9)
Proceeds from sales of trading investments	2.3	3.0
Proceeds from Pulse note receivable	75.0	—
Purchases of privately-held investments	(10.3)	(20.3)
Proceeds from sales of privately-held investments	10.1	9.5
Payments for business acquisitions, net of cash and cash equivalents acquired	(33.0)	(144.6)
Changes in restricted cash	—	1.0

Net cash used in investing activities	(309.0)	(444.6)

Cash flows from financing activities:
Purchases and retirement of common stock	(725.8)	(324.6)
Proceeds from issuance of common stock	64.5	62.3
Payment of cash dividends	(150.4)	(152.5)
Customer financing arrangement	16.9	—
Payment of debt	—	(300.0)
Issuance of debt, net	—	494.0
Payment of financing obligations	—	(15.5)

Net cash used in financing activities	(794.8)	(236.3)

Effect of foreign currency exchange rates on cash and cash equivalents	17.0	(14.0)

Net increase in cash and cash equivalents	173.3	412.3
Cash and cash equivalents at beginning of period	1,833.2	1,420.9

Cash and cash equivalents at end of period	$2,006.5	$1,833.2

(*)	During the first quarter of fiscal 2017, the Company adopted the new accounting pronouncement on Improvements to Employee Share-Based Payment Accounting, requiring excess tax benefits to be presented as an operating activity in the consolidated statements of cash flows. The Company applied this provision on a retrospective basis. For the year ended December 31, 2016, the Company reclassified $6.7 million of excess tax benefits from share-based compensation to operating activities from financing activities. In addition, certain other amounts for the year ended December 31, 2016 have been reclassified to conform to the current-period presentation.